Exhibit 10.1

MASTER SUPPLY AGREEMENT

THIS MASTER SUPPLY AGREEMENT (this “Agreement”) is between Crown Electrokinetics Corp., a Delaware corporation (“Crown”), and Metro Spaces, a Delaware Corporation (“Buyer”), and is effective as of September 27, 2021. Crown and Buyer are collectively referred to in this Agreement as the “Parties,” and each individually as a “Party.”

RECITALS

A. Crown is engaged in the design, production, sale, shipment, installation, and commissioning of units of the smart glass window film, DynamicTint™ (as further described herein, each a “Unit”, together the “Units”).

B. Crown and Buyer desire to enter into this Agreement to provide master terms and conditions under which, to the extent provided in agreed Purchase Orders (as defined below), Crown may agree to sell, and Buyer may agree to purchase, Units in order to retrofit certain windows at locations indicated in the Purchase Orders (the “Project”).

For and in consideration of the mutual promises, conditions and agreements contained herein, the sufficiency of which is hereby acknowledged, and the specifications and provisions set forth in any exhibits attached and hereby incorporated, the Parties mutually agree as follows:

1. Nature of the Agreement

1.1 Nature of the Agreement. This Agreement will be an agreement under which the Parties may enter into multiple specific transactions by executing a Purchase Order (“Purchase Order”) for Units, a form of which is attached hereto as Exhibit A. No Purchase Order will be binding on either Party unless it is executed and delivered by both Parties. No Party may terminate a Purchase Order executed and delivered by both Parties, except as set forth in Section 7.1. If there is a conflict between the terms of a Purchase Order and the terms of this Agreement, the terms of this Agreement control except to the extent a Purchase Order expressly references a term of this Agreement and provides that the Purchase Order controls that term.

2. Delivery, Risk of Loss and Inspection

2.1 Risk of Loss and Title Transfer. Crown shall deliver all Units to the location specified as the point of destination in the Purchase Order (the “Point of Destination”). Crown shall bear title and risk of loss for each Unit until delivery of such Units at the Point of Destination.

2.2 Delivery and Installation of the Units. Crown shall make commercially reasonable efforts to deliver and install the Units at the time set forth in that forecasted schedule, but otherwise the forecasted schedule does not create any binding obligations on Crown. The term “commercially reasonable efforts” when used in this Agreement or a Purchase Order means those reasonable, good faith efforts that a similarly-situated company within the industry of the applicable Party would normally use to accomplish a similar objective under similar circumstances, and do not require the Party to disregard its own business strategy and economic interests or to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement and are not out of reasonable proportion to the Party’s benefits under this Agreement.

2.3 Inspection and Acceptance or Rejection. Upon delivery at the Point of Destination, Buyer shall inspect the Units within five business days after delivery (the “Inspection Period”), and either accept or, only if the Units do not fully conform to the specifications attached to the Purchase Order (the “Specifications”), reject the Units. Buyer will be deemed to have accepted the Units unless it rejects the Units within the Inspection Period, stating the reasons for the rejection including reasonable evidence of the failure of the Units to meet the Specifications. If Buyer rejects the Units in accordance with this Section 2.3, Crown shall elect, at its expense, either (a) to promptly replace the Units that fail to meet the Specifications, and pay for all related expenses, including, but not limited to, transportation charges for the return of the damaged or defective Units and the delivery of replacement Units or (b) to promptly refund to Buyer the amount paid for those Units rejected by Buyer.

3. Purchase Price, Payment, Taxes, and Payment Security

3.1 Purchase Price. For all Units purchased by Buyer under the Purchase Order, Buyer shall pay to Crown the total purchase price amount set forth in the Purchase Order (the “Purchase Price”) in accordance with the payment terms set forth in this Article 3.

3.2 Payment Terms/Invoices. Upon execution of the applicable Purchase Order, Crown may invoice Buyer for the Purchase Price, in accordance with the terms of the Purchase Order. Any amount for which Crown properly invoices Buyer are payable by Buyer within 30 calendar days after Buyer receives Crown’s invoice (each a “Due Date”). Buyer shall make all payments in United States Dollars. Buyer shall make each payment in accordance with the payment instructions set forth in the invoice issued by Crown, without any set-off, withholding, deduction or reduction for any Transaction Taxes (as defined below). Buyer shall notify Crown in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within 30 calendar days after Buyer’s receipt of the invoice. Buyer will be deemed to have accepted all invoices for which Crown does not receive timely notification of dispute, and shall pay all undisputed amounts by the applicable Due Date.

3.3 Transaction Taxes. All prices set forth in the Purchase Order are exclusive of any taxes, including present and future state, county, city and district sales and use, transfer, goods and services, excise, gross receipts, business and occupation, withholding or similar taxes (collectively, “Transaction Taxes”), which are the sole responsibility and liability of Buyer. Each invoice that Crown issues to Buyer may also include, to the extent applicable, the amount of any Transaction Taxes for which Buyer will pay Crown for collection by Crown on behalf of any taxing authority.

3.4 Lien Waivers. Upon Buyer’s request, Crown shall provide to Buyer (i) an executed conditional waiver of liens in the form attached as Appendix F-1 to the applicable Purchase Order, which will waive any liens with respect to the invoiced amount for the Units after such invoice (including any late fees and Transaction Taxes) has been paid in full by Buyer and (ii) an executed unconditional waiver of liens in the form attached as Appendix F-2 to the applicable Purchase Order, which shall waive all liens with respect to the Units once all invoices for such Units have been paid in full and payment has been received by Crown.

4. Force Majeure

4.1 Force Majeure. Notwithstanding anything herein to the contrary, and except for a Party’s payment obligations, neither Party shall be liable for loss, damage, or delay, nor be deemed in default for non-performance under the Purchase Order, if such failure has been caused by or has arisen out of a Force Majeure Event (as defined below). Either Party shall promptly notify the other Party in writing upon obtaining knowledge of any Force Majeure Event impacting such Party. If a Force Majeure Event adversely affects either Party’s ability to perform its obligations under the Purchase Order, the time for performance shall be extended by a period of time reasonably necessary to overcome such Force Majeure Event, and Buyer shall reimburse Crown for its additional, reasonable and demonstrable expenses to the extent affecting Crown’s performance of its obligations under this Agreement. “Force Majeure Event” means any cause or event beyond the reasonable control of a Party that was not due to the fault or negligence of such Party and that could not have been prevented or mitigated by the exercise of reasonable precautionary measures, including but not limited to the following to the extent meeting that standard: acts of God, extreme weather conditions, droughts, floods, hurricanes, earthquakes; fires, wildfires, or explosions; war (declared or undeclared), riots, civil disturbance, acts of terrorism, blockades, embargoes, or sanctions; industry-wide or regional strikes; unavailability of, or delays in, utilities or transportation that are themselves caused by a Force Majeure Event; arbitrary or unexpected acts or delays caused by any governmental authority; changes in applicable laws of the United States or any subdivision thereof; negligent or intentional actions or omissions of the other Party that affect the performance of the Party’s obligations under this Agreement; or Health or Safety Outbreaks (as defined herein). In no event will Force Majeure Event include any inability to make payments as required under the Purchase Order. “Health or Safety Outbreak” means any current or future pandemic, epidemic, public health and safety emergency, quarantine, or other infectious disease outbreak, in each case as declared by any governmental authority, that causes: (i) in the case of Buyer, a delay or disruption to Buyer’s ability to accept delivery of Units, and (ii) in the case of Crown, a disruption in production supply chains, transportation facilities or services, labor or other human resources, utility services, or other resources necessary for the production, delivery or storage of the Units that could not be overcome or mitigated by Buyer’s commercially reasonable efforts. For the avoidance of doubt, the Parties agree that COVID-19 is considered a Health or Safety Outbreak with respect to any Purchase Order, to the extent impacts to a Party’s performance occur after, and would not reasonably be expected to be anticipated by the claiming Party as of, the Purchase Order Effective Date.

5. Limited Warranties

5.1 Warranty terms and conditions for any Units that are purchased by Buyer pursuant to the Purchase Order shall be solely and exclusively those warranty terms and conditions attached to the Purchase Order (the “Limited Warranties”).

5.2 EXCEPT AS EXPRESSLY SET FORTH IN THE LIMITED WARRANTY TERMS ATTACHED TO THE PURCHASE ORDER, CROWN MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY AS TO THE QUALITY OF ANY OF THE UNITS OR THEIR MERCHANTABILITY, FITNESS FOR USE, FITNESS FOR PURPOSE OR FITNESS FOR A PARTICULAR PURPOSE OR NON- INFRINGEMENT, AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY EXCLUDED AND DISCLAIMED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS.

6. Indemnity and Limitation of Liability

6.1 Indemnity. Subject to the terms and conditions of this Agreement, including those set forth in the remainder of this Section 6, each Party (as “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, the “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), arising out or resulting from any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law, in equity or otherwise, of a third party or a Party for:

(a)	any negligent act or omission of Indemnifying Party or its agents, employees, or subcontractors (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement;

(b)	any bodily injury, death of any person or entity or damage to real or tangible personal property caused by the negligent acts or omissions of Indemnifying Party; or

(c)	any failure by Indemnifying Party to comply with any applicable laws.

Notwithstanding anything to the contrary in this Agreement, this Section 6 does not apply to any claim (direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement.

6.2 Indemnification Procedure. When an Indemnifying Party is required to indemnify an Indemnified Party for a third party claim, the Indemnifying Party shall assume on behalf of such Indemnified Party, and conduct with due diligence and in good faith, the defense of any claim against such Indemnified Party, whether or not the Indemnifying Party is joined therein, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense. The Indemnifying Party will be in charge of the defense and settlement of such claim; provided, however, that without relieving the Indemnifying Party of its obligations in the Purchase Order or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such claim, but the associated fees and expenses (including attorneys’ fees and legal costs) shall be at the expense of such Indemnified Party. Notwithstanding the foregoing, if (a) the Indemnified Party has reasonably concluded, acting in good faith and on the advice of counsel, that there exists a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (b) the Indemnifying Party fails to contest the claim in good faith by appropriate proceedings within a reasonable time following written demand from the Indemnified Party, then the Indemnified Party may, upon written notice to the Indemnifying Party, assume control of the defense or settlement of the claim and to use its own counsel, the fees and expenses (including reasonable attorneys’ fees and legal costs) of which the Indemnifying Party to the Indemnified Party will pay or reimburse. No Indemnifying Party may settle any such claims or actions in a manner which would require any action or forbearance from action by any Indemnified Party or impose criminal liability on such Indemnified Party without the prior written consent of the Indemnified Party, which consent the Indemnified Party may not unreasonably withhold, condition or delay.

6.3 Removal of the Units. Buyer acknowledges that Crown supports a proactive approach to environmental responsibility by conserving natural resources and reducing the environmental footprint of products and services throughout their lifecycle. Buyer therefore agrees that Crown will be entitled to properly remove and manage the disposal and/or recycling of the Units in accordance with the terms of the Purchase Order.

6.4 CONSEQUENTIAL DAMAGES. EXCEPT IN RELATION TO A BREACH OR CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, AND WITHOUT LIMITING BUYER’S EXPRESS OBLIGATIONS WITH RESPECT TO THE LIMITED WARRANTIES, NEITHER ANY PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, COVER, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES, OR FOR ANY LOSS OF PROFITS, OPPORTUNITY, REVENUE, GOODWILL, FINANCING, OR USE OF UNITS IN CONNECTION WITH OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY PURCHASE ORDER, WHETHER SUCH LIABILITY ARISES IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, PRODUCT LIABILITY OR OTHERWISE.

6.5 LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO (A) DAMAGES ATTRIBUTABLE TO A PARTY’S ACTUAL FRAUD WITH RESPECT TO THE REPRESENTATIONS IN THIS AGREEMENT OR WILLFUL MISCONDUCT AND (B) AMOUNTS PAYABLE BY AN INDEMNIFIED PARTY TO THIRD PARTIES (OTHER THAN INDEMNIFIED PARTIES) PURSUANT TO A PARTY’S INDEMNITY OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY’S (OR SUCH PARTY’S AFFILIATES) AGGREGATE LIABILITY FOR ANY AND ALL DAMAGES (FOR ANY CAUSE WHATSOEVER, INCLUDING DELAY, BREACH OF CONTRACT, WARRANTY, TORT, PRODUCT LIABILITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THE PURCHASE ORDER EXCEED AN AGGREGATE AMOUNT EQUAL TO ONE HUNDRED PERCENT (100%) OF THE AGGREGATE PURCHASE PRICE UNDER THE PURCHASE ORDER, EVEN IN THE EVENT OF THE FAULT, NEGLIGENCE, OR STRICT LIABILITY OF THE PERSON WHOSE LIABILITY IS LIMITED.

7. Term; Suspension and Termination

7.1 Mutual Termination Rights. Each Party may, upon written notice to the other Party, and in addition to any other rights and remedies provided hereunder, terminate a Purchase Order in the event of any of the following:

(a)	immediately, if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, or becomes subject to a bankruptcy, receivership, or similar proceedings; or

(b)	the other Party is in material breach of its obligations under the Purchase Order and the other Party fails to cure that material breach or, if the material breach is not a breach of the obligation to make payment under this Agreement, commence to cure that breach, in each case within thirty (30) days after receipt of notice thereof.

7.2 Survival. Article 3 (except Section 3.4), and Article 5 through Article 8 shall survive termination or expiration of this Agreement. The expiration or termination of this Agreement shall not relieve the Parties from any liability arising from any breach of this Agreement prior to such expiration or termination.

8. Miscellaneous

8.1 Governing Law. The Purchase Order shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions. The Parties exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (CISG) and the U.S. Uniform Commercial Code.

8.2 Dispute Resolution. Each of the Parties hereby irrevocably consents and agrees that any legal action or proceedings may be brought in the United States District Courts or to State Court located in Los Angeles County, California, and, by execution and delivery of this Agreement, each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venues of any suit, action or proceedings with respect hereto brought in any such court, and further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum.

8.3 Confidentiality.

(a)	Crown and Buyer agree to keep confidential (a) the terms and provisions of this Agreement, (b) all information about Crown’s business plans and (c) all information supplied by either Party to the other Party hereunder or in connection herewith which is marked as “proprietary” or “confidential” (the “Confidential Information”). The Parties will grant access to such documentation and information only to the Parties’ respective employees and authorized contractors, subcontractors, Affiliates and agents whose access is necessary to fulfill the terms of this Agreement, who shall be bound by the terms and provisions of this Section 8.3. In addition, the Parties shall have no obligation with respect to any such documentation or information which (i) is or becomes publicly known through no act of the receiving Party, (ii) is approved for release by written authorization of the disclosing Party, (iii) is required to be disclosed by judicial, administrative, regulatory process, or the rules of any exchange upon which the securities in the Party are listed (including customary disclosures in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental authorities), or (iv) has been rightfully furnished to the receiving Party without any restriction on use or disclosure and not in violation of the rights of the other Party. In addition, Crown may disclose information to potential providers of insurance related to the Units, provided, however, that such disclosures shall be subject to the agreement of such Persons to keep such information confidential pursuant to the terms of this Section 8.3.

(b)	Neither Party will issue or make any public announcement (including via social media or conference presentations), news release, press release or statement regarding this Agreement if such announcement would use any name, trade name, service mark, logo or trademark, whether registered or not, of the other Party or their Affiliates in any promotional or advertising material, without the other Party’s prior approval. Provided that Crown does not disclose such information, without the prior approval or consent of Buyer, and notwithstanding anything in this Agreement to the contrary, Crown may advertise and promote its involvement with the Project and may make public statements and release marketing materials discussing the business outcomes and business benefits to Buyer.

8.4 Intellectual Property. All patents and patent rights, trademarks and trademark rights, trade names, trade name rights, service marks and service mark rights, service names and service name rights, domain names, inventions, copyrights and copyright rights and all pending applications for and registrations of patents, trademarks, service marks and copyrights, industrial designs and any registrations and applications therefore throughout the world, any other intellectual property right (including, without limitation, any know-how, trade secret, trade right, formula, proprietary information, technical data, improvements, documentation (including Unit Technical Specifications), manufacturing and production processes and techniques, and any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world (collectively, the “Intellectual Property”) relating to the Units are, as between the parties, the sole property of Crown and Crown’s Confidential Information. Subject to the terms and conditions hereof, Crown hereby grants and delivers to Buyer, an irrevocable, fully paid-up, royalty-free, non-exclusive right and license to use any Intellectual Property, with respect to the Units (but only in connection with the Units), for so long as any of Buyer (or its successors and assigns) has any rights to operate the Units (the “License”), in each case solely use in connection with the completion, repair, servicing, updating, maintenance or operation of the Units, but for no other purpose. Buyer agrees that it will not, and will not permit or enable others to reverse engineer, decompile, modify or otherwise use the Units for a purpose other than their intended use. All software provided hereunder shall be subject to the terms and conditions of a separate license agreement to be agreed to between the parties. Crown grants no licenses or rights to use Intellectual Property other than as expressly set forth herein.

8.5 Subcontractors. Crown may engage subcontractors and suppliers in respect of the performance of any of its obligations under the Agreement, including its affiliates.

8.6 Assignment. No Party may assign its rights under this Agreement or a Purchase Order in whole or in part, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed.

8.7 Entire Agreement. This Agreement, the Purchase Orders, and any exhibits and attachments hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior written or oral understandings and may only be changed by a written amendment executed by both Parties.

8.8 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.9 Interpretation. As used in this Agreement: (a) the singular number shall include the plural, and vice versa; (b) where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings; (c) the words “herein,” “hereunder” and “hereof” refer to this Agreement, taken as a whole, and not to any particular provision; (d) “including” means “including without limitation,” and other forms of the verb “to include” are to be interpreted similarly; (e) all references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made; and (f) reference to any applicable law shall mean any such applicable law as amended through the date as of which such reference is made and shall include any rules or regulations promulgated in connection therewith.

8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The Parties agree that the delivery of this Agreement may be affected by means of an exchange of emailed signatures.

[The remainder of this page has been intentionally left blank.]

Buyer and Crown are executing this Master Supply Agreement effective as of the date set forth above.

BUYER:

Metro Spaces, Inc.

By:	/s/ Oscar Brito
Name:	Oscar Brito
Title:	CEO

CROWN:

Crown Electrokinetics Corp.

By:	/s/ Douglas Croxall
Name:	Douglas Croxall
Title:	CEO

[Signature Page to Master Supply Agreement]

Exhibit A

Purchase Order Form

This purchase order (“Purchase Order”) is subject to all of the terms and conditions of the Master Supply Agreement (the “Agreement”). Any capitalized term not defined herein has the meaning given to such term in the Agreement.

Purchase Order Number	Purchase Order Effective Date

1

Buyer	Crown
Crown Electrokinetics Corp. (“Crown”)

Project	Purchase Order Appendices

Appendix A:	Delivery Schedule, Installation, and Removal Terms

Appendix B:	Unit Technical Specifications

Appendix C:	Limited Warranty Terms and Conditions

Appendix D:	Insurance

Appendix E:	Form of Change Order

Appendix F-1:	Form of Conditional Lien Waiver

Appendix F-2:	Form of Unconditional Lien Waiver

Delivery Terms	Price and Payment Method

Purchase Price: $[_________]

Unit Price: $[__________]/Unit

# of Units: 1,072

Payment Method: Wire Transfer

FS Bank Information:

Bank Name:

Account Name:

Account Number:

SWIFT:

ABA Number:

Bank Contact:

Exhibit A - 1

OTHER TERMS AND CONDITIONS:

1. Delivery, Installation and Removal

1.1 Delivery Schedule. Crown shall make commercially reasonable efforts to deliver the Units in accordance with the delivery schedule attached as Appendix A. Buyer shall provide Crown with reasonable access to and storage space in the Point of Destination during normal business hours (Monday to Friday, [7:00 AM to 3:00 PM], local time) to allow Crown to deliver the Units.

1.2 Installation. Crown shall make commercially reasonable efforts to install the Units in accordance with the schedule set forth in and shall install, commission, and test the Units in accordance with the Installation Terms attached as Appendix A.

1.3 Removal of the Units. Crown shall have the right to properly remove and manage the disposal and/or recycling of the Units in accordance with the terms attached as Appendix A.

2. Unit Technical Specifications

The Parties agree that, notwithstanding the Unit Technical Specifications included in Appendix B of the Purchase Order, Crown may propose to update such Technical Specifications, which updates shall be incorporated into the Purchase Order by reference without further action by the Parties (the “Updated Unit Specifications”), such that the Units delivered pursuant to the Purchase Order shall be delivered pursuant to the Updated Unit Specifications. The Updated Unit Specifications will not affect the warranty provided under Appendix C.

3. Limited Warranty

Warranty terms and conditions for any Units that are purchased pursuant to this Purchase Order shall be solely and exclusively those Units warranty terms and conditions attached hereto as Appendix C (the “Limited Warranties”).

4. Insurance

The insurance requirements with respect to this Purchase Order are set forth on Appendix D attached hereto.

5. Change Orders

If after execution of the Purchase Order Buyer desires to make any changes to the Purchase Order or Crown is otherwise entitled to a Change Order, then Buyer or Crown as applicable shall submit a change order request in the form attached hereto as Appendix E (a “Change Order Form”). The Parties shall make commercially reasonable efforts to agree upon all information necessary to complete the Change Order Form, which upon agreement and execution by both Parties shall become a binding amendment to the Purchase Order (a “Change Order”), and shall supersede the terms of the Purchase Order or the Agreement only with respect to the subject matters specifically set forth in such Change Order. Crown shall not be obligated to proceed with any change order requests until a Change Order is signed by the Parties.

6. Lien Waivers

Upon Buyer’s request, Crown shall provide to Buyer (i) an executed conditional waiver of liens in the form attached as Appendix F-1 to this Purchase Order, which will waive any liens with respect to the invoiced amount for the Units after such invoice (including any late fees and Transaction Taxes) has been paid in full by Buyer and (ii) an executed unconditional waiver of liens in the form attached as Appendix F-2 to this Purchase Order, which shall waive all liens with respect to the Units once all invoices for such Units have been paid in full and payment has been received by Crown.

[Purchase Order Signature Page to Follow]

Exhibit A - 2

Buyer and Crown acknowledge and agree that upon execution by both Parties below, this Purchase Order will become legally binding on Buyer and Crown.

BUYER:

MetroSpaces

By:	/s/ Oscar Brito
Name:	Oscar Brito
Title:	CEO

CROWN:

Crown Electrokinetics Corp.

By:	/s/ Doug Croxall
Name:	Doug Croxall
Title:	CEO

Exhibit A - 3

Appendix A

Delivery Schedule, Installation, and Removal Terms

Appendix A - 1

Appendix B

Unit Technical Specifications (see attached)

Appendix B - 1

Appendix C

Limited Warranty Terms and Conditions (see attached)

Appendix C - 1

Appendix D

Insurance (see attached)

Appendix D - 1

Appendix E

Form of Change Order

CHANGE ORDER

Reference is made to the Purchase Order No. PO [                      ] between Buyer and Crown, dated [_______], 202[   ] (the “Purchase Order”). Capitalized terms not defined in this Change Order have the meaning given to them in the Purchase Order.

The Parties agree to make certain amendments, changes, and modifications to the Purchase Order as specified in this Change Order (collectively, “Changes”). Except for the Changes all other terms and conditions of the Purchase Order remain unchanged and in full force and effect.

Change Order Number	Change Order Effective Date
[__________]	[__________]

Buyer	Seller
Crown Electrokinetics Corp. (“Crown”)

Purpose of Change Order (please describe)

Change Order Appendices

[Please list each change in a separate Appendix. Sample appendices attached.]

The Parties executed this Change Order as of the Change Order Effective Date.

BUYER:	CROWN:

[____________]	Crown Electrokinetics Corp.

By:	By:
Name:	Name:
Title:	Title:

Appendix E - 1

Appendix [ ] to Change Order [ ] to Purchase Order Number [ ]

[insert Change Order Appendices as applicable]

Appendix E - 2

Appendix F-1

Form of Conditional Lien Waiver (if applicable) (see attached)

Appendix F-1 - 1

Appendix F-2

Form of Unconditional Lien Waiver (if applicable) (see attached)

 Appendix F-2 - 1